      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 21, 1997
                                                     REGISTRATION NO. 333-_____
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       -----------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                               WEGENER CORPORATION
             (Exact name of Registrant as specified in its charter)

           DELAWARE                                       81-0371341
  (State or other jurisdiction                         (I.R.S. Employer
of incorporation or organization)                     Identification No.)

                             11350 TECHNOLOGY CIRCLE
                              DULUTH, GEORGIA 30136
                                 (770) 623-0096
                   (Address, including zip code, and telephone
                         number, including area code, of
                        Registrant's principal executive
                                    offices)

                                ROBERT A. PLACEK
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             11350 TECHNOLOGY CIRCLE
                              DULUTH, GEORGIA 30136
                                 (770) 623-0096
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                             HELEN T. FERRARO, ESQ.
                         SMITH, GAMBRELL & RUSSELL, LLP
                      3343 PEACHTREE ROAD, N.E., SUITE 1800
                             ATLANTA, GEORGIA 30326
                                 (404) 264-2620

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement. If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
==============================================================================================================================
                                                                  Proposed Maximum       Proposed Maximum       Amount of
            Title of Each Class                Amount to be      Offering Price Per     Aggregate Offering    Registration
      of Securities to be Registered          Registered (1)          Share (2)              Price (2)             Fee
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share      2,530,000 shares          $1.6565              $4,190,945           $1,270
==============================================================================================================================

(1) The shares of Common Stock being registered hereby are issuable upon conversion of the Registrant's 8% Convertible Debentures Due 1999 (the "Debentures"). Because the Debentures carry a variable conversion rate that fluctuates with the market price of the Company's Common Stock, the aggregate number of shares being registered on this Registration Statement constitutes the Company's reasonable estimate of the maximum number of shares that may be needed upon conversion. Pursuant to Rule 416, the Registration Statement also covers such indeterminate number of additional shares of Common Stock as may become issuable on conversion of the Debentures as a result of any future adjustments in the conversion price in accordance with the terms of the Debentures.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c).

                  --------------------------------------------

        Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus, which constitutes part of this Registration Statement, also relates to an aggregate of 1,150,000 shares of Common Stock registered on a registration statement on Form S-3, Registration No. 333-08017.
                  --------------------------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

PROSPECTUS
                                1,137,768 SHARES

                               WEGENER CORPORATION

                                  COMMON STOCK


     The shares of Common Stock, $0.01 par value per share (the "Common Stock"), of Wegener Corporation (the "Company") covered by this Prospectus are shares which may be offered and sold (the "Offering"), from time to time, by certain shareholders of the Company (collectively, the "Selling Shareholders"). See "Selling Shareholders." The shares of Common Stock covered by this Prospectus are issuable to the Selling Shareholders upon conversion of the Company's 8% Convertible Debentures Due 1999 (the "Debentures"). All of the shares covered hereby will only be sold by the Selling Shareholders. This Prospectus does not purport to cover the initial issuance by the Company of the shares of Common Stock upon conversion of the Debentures, but only the reoffer and resale of such shares by the Selling Shareholders. The Company will not receive any of the proceeds from the shares sold by the Selling Shareholders.

     The Selling Shareholders may from time to time sell the shares of Common Stock covered by this Prospectus to or through one or more underwriters, and may also sell shares of Common Stock directly to other purchasers or through agents, on the Nasdaq Small-Cap Market in ordinary brokerage transactions, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to the then prevailing market price or at negotiated prices. See "Plan of Distribution."

     The Common Stock is quoted on the Nasdaq Small-Cap Market System under the symbol "WGNR." The last sale price of the Common Stock on May 19, 1997 as reported on the Nasdaq Small-Cap Market System was $1.9375 per share. See "Price Range of Common Stock."

     SEE "RISK FACTORS" ON PAGES 3 THROUGH 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                            -------------------------


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
                   EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
           ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

==========================================================================================================
                                                                          Proceeds to
                                          Price to     Underwriting         Selling       Proceeds to
                                           Public        Discount       Shareholders(1)     Company
----------------------------------------------------------------------------------------------------------
                                          See Text       See Text           See Text
Per Share(1)..........................      Below         Below              Below            $0
----------------------------------------------------------------------------------------------------------
                                          See Text       See Text           See Text
Total.................................      Below         Below              Below            $0
==========================================================================================================

(1) The Selling Shareholders have advised the Company that they propose to offer for sale and to sell the Common Stock from time to time until May 31, 1999 through brokers in the over-the-counter market, in private transactions, and otherwise, at market prices then prevailing or obtainable. Accordingly, sales prices and proceeds to the Selling Shareholders will depend upon price fluctuations and the manner of sale. If the Common Stock is sold through brokers, the Selling Shareholders will pay brokerage commissions and other charges (which compensation as to a particular broker-dealer may be in excess of customary commissions). Except for the payment of such brokerage commissions and charges and the legal fees, if any, of the Selling Shareholders, the Company will bear all expenses in connection with registering the shares offered hereby. Such expenses are estimated to total approximately $22,000. See "Plan of Distribution."

     This Prospectus also relates to such additional shares as may be issued to the Selling Shareholders because of future stock dividends, stock distributions, stock splits, or similar capital readjustments.

                  The date of this Prospectus is May ___, 1997

                              AVAILABLE INFORMATION

     The Company is subject to certain informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site, containing such reports, proxy and information statements and other information regarding the Company, at http://www.sec.gov. In addition, such reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006-1506.

     The Company has filed a Registration Statement on Form S-3 (together with all amendments and exhibits filed or to be filed in connection therewith, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission pursuant to the 1934 Act are hereby incorporated in this Prospectus by reference:

1.   The Company's Annual Report on Form 10-K for the year ended August 30,
     1996;
2. The Company's Quarterly Report on Form 10-Q for the quarter ended November 29, 1996;
3. The Company's Quarterly Report on Form 10-Q for the quarter ended February 28, 1997;
4. The description of the Company's Common Stock contained in the Registration Statement on Form 8-A of Telecrafter Corporation, predecessor to the Company, Registration No. 0-11003 as filed with the Commission on March 25, 1983.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into such documents). Please direct such requests to the Secretary, Wegener Corporation, 11350 Technology Circle, Duluth, Georgia 30136, telephone number (770) 623-0096.

                                  RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING ANY OF THE SHARES OF COMMON STOCK OFFERED HEREBY. EXCEPT FOR HISTORICAL INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED IN THIS PROSPECTUS BY REFERENCE, THE MATTERS DISCUSSED HEREIN AND THEREIN CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. POTENTIAL RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, ECONOMIC CONDITIONS, PRODUCT DEMAND, GOVERNMENTAL AND TECHNOLOGICAL FACTORS, COMPETITIVE PRODUCTS AND OTHER RISKS DETAILED HEREIN AND IN THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS.

     Working Capital Requirements; Need for Additional Financing. The Company may require additional capital or other financing to finance its operations and growth. During the second half of fiscal 1995 (year ended September 1, 1995) the Company issued 1.7 million shares of Common Stock in private placements and received net proceeds of $7,662,000. During May 1996, the Company issued $5,000,000 aggregate principal amount of 8% Convertible Debentures due 1999, also in a private placement. The proceeds received in the private placements as well as the Company's other current sources of funds (including a $7.5 million revolving line of credit and a $1.0 million equipment term loan) are expected to satisfy the Company's liquidity needs in the short term. Depending on the levels of revenues and profitability for the remainder of fiscal 1997 and in fiscal 1998, additional funds for working capital may be required. To provide such working capital, the Company may seek additional debt financing or additional equity financing through the issuance of Common Stock upon the exercise of outstanding warrants and options or through the sale of securities on a public or a private placement basis on such terms as are reasonably attainable. There can be no assurance that the Company will be able to obtain such financing when needed, or that if obtained, it will be sufficient or on terms and conditions acceptable to the Company.

     Limited History of Profitability and Fluctuations in Operating Results. Over the past five fiscal years, the Company has reported positive net income only in fiscal 1995 and 1996. As a result, the Company had an accumulated deficit of $1,068,475 at the end of the fiscal year ended August 30, 1996 and as of February 28, 1997, had an accumulated deficit of $937,997. There can be no certainty regarding the Company's ability to achieve or sustain profitability in the future. In addition, the Company reported net earnings of $304,206 for the first quarter of fiscal 1997 and a net loss of $173,728 for the second quarter of fiscal 1997. The Company expects that there may be continued fluctuations in the Company's revenues and operating results from quarter to quarter due to several factors, including the timing of significant orders from customers and the timing of new product introductions by the Company. Such quarterly fluctuations could have an adverse effect on the Company's profitability for a particular fiscal year.

     Technological Change and New Products. The market for the Company's products is characterized by rapidly changing technology, evolving industry standards and frequent product introductions. Product introductions are generally characterized by increased functionality and better quality, sometimes at reduced prices. The introduction of products embodying new technology may render existing products obsolete and unmarketable. The Company's ability to successfully develop and introduce on a timely basis new and enhanced products that embody new technology, and achieve levels of functionality and price acceptable to the market will be a significant factor in the Company's ability to grow and to remain competitive. If the Company is unable, for technological or other reasons, to develop competitive products in a timely manner in response to changes in the industry, the Company's business and operating results will be materially and adversely affected.

     Concentration of Customers. The Company sells to a variety of domestic and international customers on an open-unsecured account basis. The customers principally operate in the cable television, broadcast business music, private network and data communications industries. In fiscal 1996 and during the six months ended February 28, 1997, sales to Ascent Network Services, Inc. accounted for approximately 14.2% and 12.0% of the Company's revenues, respectively. In fiscal 1995, Glenayre Technologies, Inc., accounted for approximately 15.0% of revenues and in fiscal 1994 sales to Muzak accounted for approximately 18.6% of revenues. Sales to a relatively small number of major customers have typically comprised a majority of the Company's revenues. This trend is expected to continue, and there can be no assurance that the loss of one or more of these customers would not have an adverse effect on the Company's operations. In addition, as of August 30, 1996, two customers accounted for 34.6% and 10.8%, respectively, of the Company's accounts receivable and as of February 28, 1997, two customers accounted for 24.0% and 13.2%, respectively, of the Company's accounts receivable. The inability of any of such customers to pay the Company could have a material adverse affect on the Company's business and results of operations.

     Sources and Availability of Raw Materials. Raw materials consist of passive electronic components, electronic circuit boards and fabricated sheet metal. The Company purchases approximately one-half of its raw materials from direct dealers and the other half is purchased from distributors. Passive and active components include parts such as resistors, integrated circuits and diodes. The Company uses approximately ten distributors to supply its electronic components. Direct sources provide sheet metal, electronic circuit boards and other materials built to specifications. The Company maintains relationships with almost twenty direct dealers. Most of the Company's materials are available from a number of different suppliers, however, certain components used in existing and future products are currently available from single or limited sources. Although the Company believes that all single-source components currently are available in adequate quantities, there can be no assurance that shortages or unanticipated delivery interruptions will not develop in the future. Any disruption or termination of supply of certain single-source components could have an adverse effect on the Company's business and results of operations.

     Dependence on Management and Key Employees. The Company's development, management of its growth and other activities depend on the efforts of key management and technical employees, and, in particular, Robert A. Placek and C. Troy Woodbury, Jr., the President and Chief Executive Officer and the Treasurer and Chief Financial Officer, respectively. The Company does not have an employment agreement with either Mr. Placek or Mr. Woodbury, but carries key man life insurance on the life of Mr. Placek in the amount of $2 million. Competition for qualified personnel is intense. The Company uses incentives, including competitive compensation and stock option plans, to attract and retain well-qualified employees. There can be no assurance, however, that the Company will continue to attract and retain personnel with the requisite capabilities and experience. The loss of one or more of the Company's key management or technical personnel also could adversely affect the Company. The Company does not have employment agreements with its key management personnel or technical employees. The Company's future success is also dependent upon its ability to effectively attract, retain, train, motivate and manage its employees. Failure to do so could have a material adverse effect on the Company's business and operating results.

     Competition. The Company competes with companies which have substantially greater resources and a larger number of products than the Company, as well as with small specialized companies. Competition in the emerging distance learning industry is comprised of both established firms as well as relative newcomers. Through relationships with satellite service providers, the Company has positioned itself to provide end-to-end solutions to its customers. Competition in the market for the Company's MPEG-2 broadcast television electronics products, including digital video equipment, is driven by timeliness, performance, and price. Although design improvements continue, the Company is delivering its broadcast digital video products which are aggressively priced, with unique, desirable features. These products are physically smaller and priced below other equivalent products on the market today. The competitive situation for data products is significantly different than that of the markets for other WCI products. Due to the large number of potential end users, both small and large competitors continue to emerge. In addition, the Company is beginning to market digital video products to cable networks, but, because the Company is still a relative newcomer to cable program distribution, competition in this segment will be primarily against larger, more established entities. Competition for radio network products, including the Company's digital audio products, is very aggressive and pricing is very competitive. The Company believes that its continued success in all of its markets will depend on aggressive marketing and product development.

     No Assurance of Continued Trading Market in Company Securities. The Company's Common Stock is traded on the Nasdaq SmallCap Market. There is no assurance that a public market for the Company's Common Stock will continue to be made or that persons purchasing the Company's securities will be able to avail themselves of a public trading market for the Common Stock in the future. The requirements for continued listing on the Nasdaq SmallCap Market include that the issuer have two active market makers, total assets of at least $2 million, capital and surplus of at least $1 million, a minimum bid price per share of $1.00, at least 300 shareholders, and at least 100,000 publicly held shares with a market value of at least $200,000, among other requirements. The Company currently satisfies all requirements for continued eligibility for trading on the Nasdaq SmallCap Market. There can be no assurance that the Company will remain in compliance with Nasdaq's continued listing requirements. If the Common Stock is delisted by Nasdaq, the trading market for the Common Stock will be adversely affected, as price quotations for the Common Stock will not be as readily obtainable, which would likely have a material adverse effect on the market price of the Common Stock.

     Volatility of Stock Price. The Company's Common Stock has experienced substantial price volatility and such volatility may occur in the future, particularly as a result of quarter to quarter variations in the actual or anticipated financial results of the Company or other companies in the satellite communications industry or in the markets served by the Company. These and other factors may adversely affect the market price of the Common Stock.

     No Dividends. The Company has never paid cash dividends on its Common Stock and has no plans to pay cash dividends in the foreseeable future. The policy of the Company's Board of Directors is to retain all available earnings for use in the operation and expansion of the Company's business.

     Shares Eligible for Future Sale. The Company currently has 9,625,679 shares of Common Stock outstanding. Of these shares, a total of 7,892,208 are eligible for sale in the open market without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except to the extent any shares are purchased by "affiliates" (as that term is defined under the Securities Act) of the Company. The remaining 1,733,471 shares of Common Stock are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act, all of which are currently eligible for sale in the public market subject to certain volume limitations as set forth under Rule 144. Because the Debentures carry a variable conversion rate that fluctuates with the market price of the Company's Common Stock, it is not possible to currently quantify the precise number of shares to be issued upon future conversion. Accordingly, the Company has registered an aggregate 3,680,000 shares for resale which constitutes management's estimate of the maximum number of shares to be issued upon conversion, giving effect to possible fluctuations in the market price of the Common Stock. As of May 13, 1997, 840,389 of the 3,680,000 shares registered for resale had been issued upon conversion of Debentures and are eligible for sale in the open market. All of the remaining 2,839,611 shares, of which the 1,137,768 shares offered hereby constitute a part, will be eligible for sale in the open market without restriction upon completion of this offering. Additional shares of Common Stock, including shares issuable upon exercise of options to purchase Common Stock, will also become eligible for sale in the public market from time to time. Following this offering, sales and potential sales of substantial amounts of the Company's Common Stock in the public market pursuant to Rule 144 or otherwise could adversely affect the prevailing market prices for the Common Stock and impair the Company's ability to raise additional capital through the sale of equity securities.

     Conversion at Discount to Market Price of Common Stock. The shares of Common Stock offered hereby will be issued to the Selling Shareholders upon conversion of the Debentures. Such conversion will be at a discount to the market price of the Common Stock prevailing at the time of such conversion. The shares may be resold by the Selling Shareholders to the public at the prevailing market price. See "Selling Shareholders."


                                   THE COMPANY

     Wegener Corporation (the "Company"), was formed in 1977 and is a Delaware corporation. The Company conducts its continuing business through Wegener Communications, Inc. (WCI), its wholly-owned subsidiary, and Wegener Communications International, Inc., a wholly-owned subsidiary of WCI. The Company's principal executive offices are located at 11350 Technology Circle, Duluth, Georgia 30136 and its telephone number is (770) 623-0096.

     WCI was formed in April 1978 and is a Georgia corporation. Its wholly-owned subsidiary, Wegener Communications International, Inc., is a Small Foreign Sales Corporation. WCI manufacturers and distributes satellite communications electronics to cable television operators, radio and television broadcasters, the business music industry and to private network systems. Products are sold in international and domestic markets.

Satellite Communications Electronics. WCI manufacturers electronics for the distance learning, broadcast television and radio, cable television, business music, private network and data communications industries. WCI services all of the products that it sells. The Company warrants its products for a period of one year. There were no significant warranty claims outstanding as of February 28, 1997.

     WCI manufacturers primarily high volume standard products. During fiscal 1994, the Company divested its low volume custom products operations and entered into a distributor agreement for the sale of these products.

     Throughout fiscal 1996 and the first six months of fiscal 1997, WCI continued to produce and develop digital compression products. These products are in use world wide in distance learning, radio, cable television, and private business networks. In terms of new orders, compressed digital products are the fastest growing product segment for the Company. Bookings for the Company's digital video products are expected to increase and management believes they will more than compensate for other areas which are being impacted due to shifts in technology. As expected, demand for the Company's analog products have begun to decline following market demand for, and the Company's emphasis on, digital technology.

Digital Communications. The demand for digital products is being driven by the high cost of satellite capacity. Satellite capacity is scarce due to pressures on both the supply and demand side of the market. On the supply side, satellites are extremely expensive to launch, build, and maintain. The useful life of a satellite is limited by the amount of positioning fuel that can be carried. Also, the placement of satellites is regulated by the FCC and therefore the number of satellites within range of any given location is limited. On the demand side, the cost of receive hardware is being steadily reduced through advancing technology. The reduction in the cost of network hardware increases the economic feasibility of a greater number of networks. This is evidenced by the trend in both television and radio towards narrow-casting to well-defined market segments as opposed to broadcasting to the general population. Digital compression technology allows a four to ten-fold, or more, increase in the throughput of a satellite channel. For the network it represents an opportunity to reduce the cost of satellite use. For the satellite operator it represents an opportunity to increase the revenue generated by an expensive asset. The market as a whole has built up demand for digital technology which has finally arrived.

     With ongoing breakthroughs in digital compression, digitized audio and video products have become increasingly important. WCI manufactures MPEG-2 broadcast quality digital video products for commercial program distribution. During the fourth quarter of fiscal 1996 WCI received an order for its MPEG-2 products for use by NBC in the MSNBC network. A significant portion of the order was delivered during the fourth quarter and the remainder was delivered during the first quarter of fiscal 1997. The order comprised over 450 satellite receivers and over 80 transmit systems. Similar WCI equipment is also in use by Turner Broadcasting.

     WCI's lower data rate products have been ordered by Eli Lilly and Company for their global business network. Ongoing projects include shipments of digital video products to Dow Jones Investor Network, NBC Desktop, and Reuters Financial Television for use in terrestrial and satellite business information networks which deliver compressed video to subscribers' desktops.

     The Company's digital audio products employ MPEG digital audio compression technology and are used to distribute radio and business music programming to network affiliates. During fiscal 1996, ABC Radio Network, Jones Satellite Networks, Moody Broadcasting and a variety of smaller networks throughout the world chose WCI digital audio products to upgrade their networks.

     The Company also manufactures specialized data communications products used in satellite broadcast data applications. Bookings for these products were strong in fiscal 1996 but continue to fluctuate based on specific customer requirements. WCI manufactures satellite data receivers for Glenayre Technologies which are being used to expand Glenayre's paging network. Reuters also uses WCI data equipment to expand distribution for its international news feed.

Cable Television Products. WCI's products are widely employed in the cable industry to provide a variety of audio, data, and video services to cable subscribers. These products deliver high quality video and stereo sound to cable headends via satellite. This includes transmission of stereo sound associated with cable television programming, discrete audio-only services provided to cable systems, automated program delivery for regional sports networks, and pay-per-view movies.

     A wide variety of data transmission products are used to deliver specialized data services to cable headends and subscribers. These applications range from data to feed news services, weather and program guide graphics, delivery to personal computers, and control of cable subscribers' addressable converters.

     Other cable products are cue and control equipment for cable television networks. Cueing signals are used on advertising supported networks to permit affiliated cable systems to insert local commercials at appropriate times. Control equipment delivers switching commands from the network to provide program routing and blackouts.

     An additional product family of the cable television segment is graphic generators. These products deliver custom data by satellite that is graphically displayed on a subscriber's television. Products in this area were among the first generated by WCI. WCI has continued to add new products to this family to meet market demand.

Radio and Television Broadcasting. Broadcasters use WCI equipment to distribute digital audio, analog audio, video, and cue/network control signals. Television networks, such as NBC and Turner Broadcasting, use WCI products to distribute programming from remote locations and between affiliates. Satellite based radio networks distribute programming and network control signals to network affiliates.

Optical Fiber and Terrestrial Microwave. Most of WCI's products used on satellite communications links are easily used on existing microwave or fiber circuits. Typical applications are voice and data circuits that accompany a television signal.

Business Music. This market consists of suppliers of business music to retail restaurants, offices and retail establishments. WCI manufactures the equipment required to transmit audio and data from the business music supplier to the end user via satellite circuits. The equipment is controlled by the business music supplier using WCI's network control technology. Potential users of this WCI equipment include any business purchasing background music, foreground music or broadcast data.

                               RECENT DEVELOPMENTS

     On May 15, 1997, the Company received an order to manufacture fully addressable MPEG-2 digital video receivers for FOX Sports Net and FX Networks. These receivers are part of the Company's UNITY product family and, teamed with the Company's COMPEL Network Control System, will be utilized by FOX cable services including FOX Sports Net, FX, and fXM: Movies from FOX. The value of the order is in excess of $11.8 million with deliveries scheduled to begin in fiscal 1998.

                                 USE OF PROCEEDS

     All of the shares of the Common Stock registered for sale hereby will be offered and sold by the Selling Shareholders. Accordingly, the Company will not receive any of the proceeds from such sales.


                              SELLING SHAREHOLDERS

     This Prospectus covers offers from time to time by each Selling Shareholder of the Common Stock owned or to be owned by such person. The Selling Shareholders hold or will hold shares of Common Stock issued or issuable upon the conversion of the Debentures. The Debentures were issued in a private placement conducted pursuant to Regulation D promulgated pursuant to the Securities Act and consummated on May 31, 1996. The registration of the shares of Common Stock offered for resale hereby is pursuant to a Registration Rights Agreement dated May 31, 1996, entered into in connection with the original issuance of the Debentures (the "Registration Rights Agreement"). The Debentures are convertible at the option of the holder at any time through the close of business on May 31, 1999, into a number of shares of Common Stock at a price equal to the lesser of (i) $12.25 per share or (ii) 82.5% of the average of the lowest sale price of the Company's Common Stock on each of the five trading days immediately preceding the conversion date, subject to adjustment under certain circumstances. As of May 13, 1997, $2,210,000 in principal amount of the Debentures had been converted into an aggregate of 840,389 shares of Common Stock and Debentures in the amount of $135,195 had been issued for payment of accrued interest. As of May 13, 1997, there were $2,925,195 principal amount of

Debentures outstanding and such Debentures were convertible into an aggregate of 2,424,404 shares of Common Stock at a conversion price of $1.2066 per share. Because the Debentures carry a variable conversion rate that fluctuates with the market price of the Company's Common Stock, it is not possible to currently quantify the precise number of shares to be issued upon future conversion. Accordingly, the Company previously registered 1,150,000 shares for resale on a registration statement filed with the Commission on July 12, 1996, which, at the time of filing, constituted management's estimate of the maximum number of shares to be issued upon conversion, giving effect to possible fluctuations in the market price of the Common Stock. Due to recent fluctuations in the market price of the Common Stock, the Company has registered an additional 2,530,000 shares of Common Stock for resale pursuant to the Registration Statement, which, together with the 1,150,000 shares originally registered, constitutes management's estimate of the maximum number of shares of Common Stock to be issued upon conversion, giving effect to possible fluctuations in the market price of the Common Stock.

     The following table reflects the shares issuable to each Selling Shareholder assuming conversion on May 13, 1997. The actual number of shares to be sold by a Selling Shareholder upon conversion may be greater or less than the number of shares shown in the table depending upon the market price of the Company's Common Stock at the date of conversion. None of the Selling Shareholders has held any position or office or had any other material relationship with the Company or any of its predecessors or affiliates in the last three years.

                          NUMBER OF SHARES    NUMBER OF SHARES       NUMBER OF SHARES
       NAME OF              OWNED BEFORE      BEING REGISTERED          OWNED AFTER
 SELLING SHAREHOLDER        THIS OFFERING        FOR RESALE          THIS OFFERING (1)
 -------------------        -------------        ----------          -----------------
Halifax Fund, L.P.            471,658(2)        1,269,201(2)               -0-
Capital Ventures              471,658(3)        1,084,750(3)               -0-
International
Kleinwort Benson Ltd.         168,701(4)          176,049(4)               -0-
                              ----------        ------------              ----
     Total                     1,112,017           2,530,000               -0-
                              ==========        ============              ====

----------------------------

(1) Assumes that all shares held by such Selling Shareholder acquired upon conversion of the Debentures will be offered and sold.
(2) Includes 462,658 shares issuable on conversion of Debentures. The Debentures provide that conversions by a Selling Shareholder may only be effected to the extent that the number of shares to be received upon such conversion, together with any other shares of the Company's Common Stock then owned by the Selling Shareholder (exclusive of shares issuable upon conversion of the unconverted portion of the Debentures), does not exceed 4.9% of the Company's issued and outstanding Common Stock. At May 13, 1997, the Company had 9,625,679 shares of Common Stock issued and outstanding. The 471,658 shares shown is 4.9% of the number of shares outstanding on May 13, 1997. Absent the 4.9% limitation, assuming conversion on May 13, 1997, Halifax would be entitled to receive and resell up to 1,216,228 shares.
(3) Includes 464,658 shares issuable on conversion of Debentures. The Debentures provide that conversions by a Selling Shareholder may only be effected to the extent that the number of shares to be received upon such conversion, together with any other shares of the Company's Common Stock then owned by the Selling Shareholder (exclusive of shares issuable upon conversion of the unconverted portion of the Debentures), does not exceed 4.9% of the Company's issued and outstanding Common Stock. At May 13, 1997, the Company had 9,625,679 shares of Common Stock issued and outstanding. The 471,658 shares shown is 4.9% of the number of shares outstanding on May 13, 1997. Absent the 4.9% limitation, assuming conversion on May 13, 1997, Capital Ventures would be entitled to receive and resell up to 1,039,475 shares.
(4)  Includes 168,701 shares issuable on conversion of Debentures.

                              PLAN OF DISTRIBUTION

     The shares of Common Stock covered hereby may be offered and sold from time to time by the Selling Shareholders. The Selling Shareholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made in the over-the-counter market or otherwise, at market prices prevailing at the time of the sale, at prices related to the then prevailing market price or in negotiated transactions, including pursuant to an underwritten offering or pursuant to one or more of the following methods: (i) purchases by a broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;
(ii) ordinary brokerage transactions and transactions in which a broker solicits purchasers; (iii) block trades in which a broker-dealer engaged by the Selling Shareholders may arrange for other broker-dealers to participate, (iv) short sales, and (v) any combination of the foregoing. Broker-dealers may receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale.

     In connection with the sale of shares of Common Stock covered hereby, underwriters or agents may receive compensation from the Selling Shareholders or from purchasers of the shares of Common Stock covered hereby for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell shares of Common Stock to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they act as agents. Underwriters, dealers and agents that participate in the distribution of shares of Common Stock covered hereby may be deemed to be underwriters, and any discounts or commissions received by them from the selling Shareholders and any profit on the resale of shares of Common Stock by them may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Registration Rights Agreement provides that the Company will indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

     This Offering will terminate on the earlier of (i) the date on which all shares offered hereby have been sold by the Selling Shareholders or (ii) May 31, 1999.

                                  LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Smith, Gambrell & Russell, LLP, Atlanta, Georgia.


                                     EXPERTS

     The financial statements and schedule incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

-----------------------------------------------------


     No dealer, representative or any other person has been authorized to give information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Shareholders. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.


                            ------------------------

                                TABLE OF CONTENTS
                            ------------------------

                                                     Page
Available Information.........................          2
Incorporation of Certain
   Documents by Reference.....................          2
Risk Factors..................................          3
The Company...................................          6
Recent Developments...........................          8
Use of Proceeds...............................          8
Selling Shareholders..........................          8
Plan of Distribution..........................         10
Legal Matters.................................         10
Experts.......................................         10



-----------------------------------------------------

             -----------------------------------------------------






                                1,137,768 Shares





                                     WEGENER

                                   CORPORATION




                                  COMMON STOCK





                              ---------------------

                                   PROSPECTUS

                              ---------------------








                                  May __, 1997




             -----------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the fees and expenses payable by the Registrant in connection with the offer and sale of the Common Stock. All of the amounts are estimated except for the registration fee of the Securities and Exchange Commission and the listing fee for the National Association of Securities Dealers, Inc.:

        SEC Registration Fee..............................       $ 1,270
        NASD Listing Fee..................................         7,500
        Blue Sky Qualification Fees and Expenses..........           500
        Transfer Agent Fees...............................           500
        Printing, Materials, and Postage..................         1,000
        Legal Fees and Expenses...........................         7,000
        Accounting Fees and Expenses......................         4,000
        Miscellaneous Expenses............................           500
                                                                 -------

                TOTAL.....................................       $22,270
                                                                  ======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Certificate of Incorporation and By-laws provide for indemnification of directors and officers of the Company to the full extent permitted by Delaware law.

     Section 145 of the General Corporation Law of the State of Delaware provides generally that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     In addition, pursuant to the authority of Delaware law, the Certificate of Incorporation of the Company also eliminates the monetary liability of directors to the fullest extent permitted by Delaware law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

     Pursuant to Registration Rights Agreements with the Selling Shareholders, the Company has agreed to indemnify such Selling Shareholders against certain liabilities, including liabilities under the Securities Act or otherwise.

ITEM 16.  EXHIBITS

     The exhibits listed below are filed with or incorporated by reference into this Registration Statement. The exhibits which are denominated with an asterisk (*) were previously filed as part of, and are hereby incorporated by reference from the Company's Registration Statement on Form S-3 under the Securities Act of 1933, Registration No. 333-08017 ("S-3"). Unless otherwise indicated, the exhibit number corresponds to the exhibit number in the S-3.

  Exhibit No.            Description of Exhibit
  ----------- ---------------------------------------------------------
    *4.1      Form of 8% Convertible Debenture issued to Halifax Fund,
              L.P. ($2,500,000), Capital Ventures International
              ($2,000,000) and Kleinwort Benson, Ltd. ($500,000)
    *4.2      Form of Registration Rights Agreement
    5.1       Opinion of Smith, Gambrell & Russell, LLP
    23.1      Consent of BDO Seidman, LLP
    23.2      Consent of Smith, Gambrell & Russell, LLP (contained in
              their opinion filed as Exhibit 5.1).
    24.1      Power of Attorney (included on signature page)


ITEM 17.  UNDERTAKINGS

       (a)    The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                     Statement:

                     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                            Provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on this 19th day of May, 1997.

                               WEGENER CORPORATION


                          By:   /s/ C. Troy Woodbury, Jr.
                                ---------------------------------------------
                                C. Troy Woodbury, Jr
                                Treasurer and Chief Financial Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert A. Placek and C. Troy Woodbury, Jr. and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, including a Registration Statement filed under Rule 462(b) of the Securities Act of 1993, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURES                                        TITLE                          DATE
                      ----------                                        -----                          ----

   /s/ Robert A. Placek                                   President, Chief                          May 19, 1997
---------------------------------------------------------  Executive Officer and
                   Robert A. Placek                        Director
                                                           (Principal Executive Officer)


   /s/ C. Troy Woodbury, Jr.                              Treasurer, Chief                          May 19, 1997
-------------------------------------------------------    Financial Officer and Director
                 C. Troy Woodbury, Jr.                     (Principal Financial and
                                                           Accounting Officer)


    /s/ James H. Morgan, Jr.                              Director                                  May 19, 1997
-------------------------------------------------------
                 James H. Morgan, Jr.


    /s/ Joe K. Parks                                      Director                                  May 19, 1997
-------------------------------------------------------
                     Joe K. Parks

                                  EXHIBIT INDEX


   Exhibit                                                              Sequential
   Number                      Description of Exhibit                    Page No.
   ------         ------------------------------------------             --------
     5.1          Opinion of Smith, Gambrell & Russell, LLP
    23.1          Consent of BDO Seidman, LLP